EXHIBIT 10.19


                                      AGREEMENT
                                        (FCI)


This Agreement is made the 8th day of November 1996, between FCI Environmental, Inc. ("FCI"), a Nevada corporation with its principal office at 1181 Grier Drive, Bldg. B, Las Vegas, Nevada 89119, and Alcohol Sensors International, Ltd., ("ASI"), a New York corporation with its principal office at 11 Oval Drive, Islandia, New York 11722.

WHEREAS; FCI has developed sensor chemistry for the Breath Alcohol Testing industry and market ("Sensor(s)"), with the assistance of and pursuant to specifications and requirements of ASI; and,

WHEREAS; FCI has obtained US patents Nos. 5/439/647, 5/165/005 and 4/846/548 on the Wave Guide Sensor chemistry and application and has other US and international patents pending in countries including but not limited to Japan, Taiwan, South Korea, Canada and the United Kingdom; and,

WHEREAS; ASI has provided the specifications and know-how for the adaptation of the Sensor(s) for alcohol detection; and,

WHEREAS; ASI has had a custom platform made for their user requirements of the Sensor(s) more fully described in ADDENDUM A, (attached herein and referenced to as "Sensor(s)"); and,

WHEREAS; the parties agree that the product, in its entirety, is formed with a custom platform microchip from Texas Instruments, incorporated with a Wave Guide Sensor, which has been enhanced with chemistry in polymer form, which will enable the Sensor to specifically detect ethanol, all of which have been manufactured and jointly developed with ASI to ASI's specifications and requirements; and,

WHEREAS; FCI warrants and represents that the Sensor(s) performs to the specifications in ADDENDUM A, and that FCI can in fact produce the Sensor(s) in the quantities required and contained in ADDENDUM C herein, and in a timely manner; and,

WHEREAS; FCI will continue its research and development in the Breath Alcohol Testing industry and market so as to develop amendments, improvements and enhancements to FCI's present Chem-Optic Absorption Sensor Technology; then,

IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

1.  TERM OF AGREEMENT

    The term of this Agreement shall be for five (5) years. ASI may automatically renew this Agreement for successive five (5) year terms without limitation by notifying FCI in writing not less than sixty days prior to the expiration of the prior term hereof.

2.  PRICE, DELIVERY AND PAYMENT TERMS

    The price, terms and delivery requirements of the Sensor(s) shall be in accordance with ADDENDUM B.

3.  EXCLUSIVITY AND MARKETS

    ASI agrees to market, promote and sell instruments employing the Sensor(s) on a worldwide basis. FCI, in consideration of the sum of (OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT), to be paid over the term of this Agreement, as well as the assistance of ASI in the Sensor development, hereby grants ASI exclusive right, title and interest to and including sales and marketing rights to the Sensor(s), including any and all amendments, improvements and enhancements thereon, including but not limited to Chem-Optic Fluorescence, for the Breath Alcohol Testing industry and market. FCI agrees not to sell or distribute its Sensor chemistry technology to competitor or potential competitor of ASI.

4.  PUBLIC RELEASE OF INFORMATION

         Unless the prior written consent of both parties is obtained, neither party shall under any circumstances whatsoever in any manner advertise, publish or release for publication any statement or information, confidential or otherwise, mentioning the other party, or the fact that FCI has furnished or contracted to furnish to ASI the Sensor(s) required by this Agreement, or quote the opinion(s) of any employee of either party, except as may be required by law or regulation in which case that party will give notice of the pending release in sufficient time that the other may appropriately challenge said release.

5.  PRESS RELEASES AND ADVERTISING/PUBLIC RELEASE OF INFORMATION

    Press releases, disseminations, disclosures, exhibitions or advertising of any kind naming ASI or FCI and regarding this Agreement or the devices developed hereunder may not be made without the prior express written authorization of both parties, except in conjunction with those normal business activities necessary to fulfill business requirements.

6.  CHANGES

    All changes, modifications or alterations affecting this Agreement must be authorized by a written and signed amendment to this Agreement, executed by both parties.

7.  ETHICS; CONFLICT OF INTEREST

    The parties agree to comply with all applicable laws, governmental rules, ordinances and regulations. They acknowledge that they are not expected or authorized to take any action in the name of or on behalf of the other which would violate any such laws, rules, ordinances or regulations. The parties agree that all financial settlements, reports and billings rendered will, in reasonable detail, accurately and fairly reflect the facts about all activities and transactions which comprise the subject of this Agreement.

    The parties shall at all times during the term of this Agreement use their best efforts to ensure that no action is taken by themselves, their officers, employees, servants, agents and subcontractors which could or might result in or give rise to the existence of conditions prejudicial to or in conflict with the best interests of the other. In particular, but without limiting the generality of the foregoing, the parties shall take or cause to be taken all necessary, reasonable and proper precautions to prevent their officers, employees, servants, agents, and subcontractors from receiving or making, providing or offering to any person who could or might be in a position to influence the decisions hereunder of ASI or FCI with respect to the Agreement any substantial gift, entertainment, payment, loan or other consideration.

8.  MISCELLANEOUS

    A. ENTIRE AGREEMENT. This Agreement supersedes all prior written or oral agreements between the parties with respect to the subject matter herein, and this Agreement may not be extended, changed, amended, modified, altered, waived, discharged or terminated orally, but only by a mutually executed instrument in writing.

    B. TRANSFERABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and/or assigns, but neither party shall assign this Agreement or any obligations hereunder without the express written consent of the other party; any such assignment to which written consent is not given shall be void. Notwithstanding the foregoing, ASI or FCI may assign this Agreement without prior approval to any of its affiliates, subsidiaries, successors, assigns or divisions, or in connection with the transfer of all or substantially all of its related assets or business area to one person, firm or corporation, in which event the consent of ASI or FCI shall not be required. Neither FCI nor ASI shall unreasonably withhold consent.

    C. EQUAL OPPORTUNITY PROVISION. It is understood by all parties to this Agreement that ASI and FCI are Equal Opportunity Employers, and that in the performance of this Agreement ASI and FCI shall not knowingly and intentionally engage in any conduct or practice which violates any applicable law, rule ordinance, order or regulation prohibiting discrimination against any person by reason of race, color, religion, national origin, sex, sexual orientation, age or on account of being handicapped, a disabled veteran or a veteran of the Vietnam era. ASI and FCI further agree to comply with all Executive Orders and Federal regulations applicable to work under this Agreement.

    D. COMPLIANCE. Failure of ASI or FCI to insist on the strict performance of any of the terms, condition and agreements contained herein shall not constitute or be construed as a waiver or relinquishment of ASI's or FCI's right to strict compliance with this Agreement.

9.  OWNERSHIP IN CREATIVE WORKS AND INVENTIONS.

    A. Each of the parties hereby represents to the other that it has, or will have, prior to commencement of the Project, valid and sufficient arrangements and agreements with its respective employees and/or non-employee consultants, such that the ownership of any and all inventions made by an employee and/or consultant vests to the party hereto employing said employee and/or consultant, subject to the provisions of the applicable law governing ownership of such inventions.

    B. All inventions, copyrightable material or proprietary information made or developed solely by employees and/or consultants of one of the parties in performance under this Agreement shall be the sole property of that party, and that party shall retain any and all rights to file applications for and obtain patents and copyrights thereon.

    C. Except as provided in PROVISION 9D below, all inventions, copyrightable material or proprietary information made or developed jointly by employees of ASI and FCI in performance under this Agreement shall be jointly owned by ASI and FCI with each party having, with the consent of the other and a negotiated royalty, the right to exploit and grant licenses in respect to such inventions, copyrightable material or proprietary information and any patents and copyrights arising therefrom. The parties shall mutually agree: (i) on which party shall have the responsibility for preparing and filing in the United States and foreign countries; (a) any patent applications on a joint invention, and/or (b) any copyright applications (ii) that each will bear one-half of the actual out-of-pocket expenses associated with obtaining and maintaining such intellectual property rights. In the event one party elects not to file application for or maintain intellectual property protection for any joint invention, copyrightable material or other intellectual property in any particular country or not to share equally in the expenses thereof with the other party, that other party shall have the right to apply for and maintain such intellectual property protection in such country at its own expense (the said one party undertaking to execute all such documents as may be necessary), and shall have full control over the prosecution and maintenance thereof and shall have title to such patent, copyright or other intellectual property rights resulting therefrom in its sole name with the other party having a non-exclusive royalty-free license.

    D. ASI shall have all rights to inventions, copyrightable material and proprietary information which apply to the instrument, specially excluding the Sensor(s) only, and FCI shall have all rights (except for those rights otherwise provided to ASI pursuant to this Agreement) to inventions, copyrightable material and proprietary information which apply solely to the Sensor(s).

10. INDEPENDENCE OF PARTIES.

    Nothing in this Agreement shall prevent either party from continuing its independent development of its own respective technologies, including technology that is the subject of the Agreement, provided that the party continuing development is not in breach of this Agreement.

11. INSOLVENCY.

    In the event of insolvency of FCI, the Chem-Optic Absorption Sensor(s) chemistry application to the Texas Instrument ("TI") microchip(s) platform #TSLC103 modifications, derivatives or enhancements thereof, its design, specifications and patents, including all improvements, amendments and/or enhancements thereon, including but not limited to Chem-Optic Fluorescence Technology and other materials necessary for ASI to arrange production and manufacturing of the Sensor(s) directly or by its authorized assigns, all of which together with assignments of patents thereon, shall be immediately conveyed to ASI without any further instruments being executed, in consideration of the payment of Ten Thousand ($10,000.00) Dollars to FCI by ASI or its assigns, as provided in PROVISION 3, contained herein, notwithstanding the number of Sensor(s) delivered under this Agreement at the time of insolvency or FCI's inability to perform. Upon execution of this Agreement, FCI shall simultaneously execute any and all documents necessary to complete said assignment and place same in escrow with Texas Instrument's attorney or other attorney mutually agreed upon by the parties, as trustee, within 10 days of the execution of this Agreement.
    FCI shall notify ASI of the delivery of the documents to the escrowee. Failure to deliver the escrow documents shall constitute a material breach of the Agreement.

12. NOTICES

    All notices, acknowledgments and other reports hereunder shall be in writing and shall be deemed properly delivered upon being mailed by first class mail, postage prepaid or overnight carrier (or at the close of business on the date delivered, if delivered by hand or sent by electronic facsimile) to the other party at its address appearing below or to such other address as either party may, by written notice, designate to the other:

    ALCOHOL SENSORS INTERNATIONAL, LTD.     FCI ENVIRONMENTAL, INC.
    11 Oval Drive                           1181 Grier Drive, Bldg. B
    Islandia, New York 11722                Las Vegas, Nevada 89119
    Attention:  Mr. Robert Whitney,         Attention:  Mr. Tom Collins
         President/CEO                                     Vice President,
                                                           Sales & Marketing

13. TERMINATION & EXCLUSIVE LICENSE

    In the event of FCI's termination, or in the event of a sale of substantially all of FCI's assets and/or stock to another person or entity except pursuant to PROVISION 8(B), the parties agree that in consideration of the payment by ASI to FCI, as provided in PROVISION 3, contained herein, FCI shall execute any and all necessary documents to effectuate the transfer and assignments of patents thereon, and of a perpetual exclusive license to ASI to manufacture the chemistry and produce under the patents, modifications, derivations or enhancements to the TI microchip(s) platform # TSLC103, including but not limited to the Chem-Optic Absorption Fluorescence Technology, which FCI presently has or in the future will have pending.

    Upon execution of this Agreement FCI shall simultaneously execute and deliver within 10 days any and all documents necessary to complete said transfer and assignment, and will place said documents in escrow with Texas Instrument's attorney, or other attorney mutually agreed upon by the parties, as Trustee. Failure to deliver the escrow documents shall constitute a material breach of the Agreement.

    Notwithstanding anything contained herein to the contrary, except for delays caused by Texas Instruments, in the event FCI is the subject of an actual or potential labor dispute, pursuant to PROVISION 26 below, or FCI's inability to perform due to natural disasters, delays caused by Government orders or requirements, transportation conditions, labor or material shortages, riots, wars, national emergencies, acts of God, fires or other causes beyond the control of FCI which will delay shipment to ASI for a period of time in excess of four (4) weeks, ASI shall have the ability to invoke the terms of this provision immediately.

14. FIRST RIGHT GRANTED TO BUYER

    ASI is hereby granted first right of refusal to exclusively purchase any additional types of Sensors for other applications, relevant to or in support of the Breath Substance Testing Industry and/or Market, pursuant to specifications developed jointly and/or severally by ASI and/or FCI with terms and conditions to be negotiated.

15. ARBITRATION AND APPLICABLE LAW

    Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration to be held in New York City, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, effective January 1, 1996. Judgment upon the award rendered by the arbitrators shall be final and binding and may be entered in any court having jurisdiction thereof. This Agreement will be governed by the law of the State of New York.

16. ASSIGNMENT AND SUBCONTRACTING

    Except as provided for in PROVISION 8(B), this Agreement or any interest hereunder shall not be assigned or transferred by FCI without the prior written consent of ASI and subject to such terms and conditions that ASI may impose. ASI shall not consider consent to any proposed assignment unless and until FCI furnishes ASI with two (2) executed copies of the assignment. FCI shall not subcontract the furnishing of any of the complete or substantially complete items required by this Agreement, without the prior written approval of ASI.

17. CALENDAR DATES

    All periods of days referred to in this Agreement shall be measured in calendar days.

18. PROVISION (CLAUSE) HEADINGS

    The headings and subheadings of the provisions and/or clauses contained herein are used for convenience and ease of reference and shall not limit the scope or intent of the provision.

19. CONFIDENTIAL RELATIONSHIP

    Each party shall treat as confidential all specifications, drawings, blueprints and other information supplied by the other or obtained by the other as a result of performance under this Agreement unless such is in the public domain. The parties shall not disclose any information related to this Agreement to any person not authorized by the other in writing to receive it.

20. EXCUSABLE DELAYS

    FCI shall not be liable for damages, including liquidated damages, if any, for delays in delivery or failure to perform due to causes beyond the control and without the fault or negligence of FCI. Such causes are acts of God, acts of the public enemy, acts of the United States Government, fires, floods, epidemics, quarantine restrictions, strikes, or embargoes.

21. FAIR LABOR STANDARDS ACT

    FCI certifies that products furnished hereunder have been or shall be produced in compliance with the Fair Labor Standards Act, as amended, and regulations and orders of the U.S. Department of Labor issued thereunder. This certification shall be considered as the written assurance contemplated by the October 26, 1949, amendment to said Act.

22. INDUSTRIAL LAWS AND BENEFITS

    In all matters relating to this Agreement, FCI shall be acting as an independent contractor. Neither FCI nor any of the persons furnishing materials or performing work or services which are required by this Agreement are employees of ASI within the meaning of or the application of any Federal, or State Unemployment Insurance Law, or other Social Security, or any Workmen's Compensation, Industrial Accident Law, or other Industrial or Labor Law. At its own expense, FCI shall comply with such laws, and assume all obligations imposed by any one or more of such laws with respect to this Agreement and agrees to indemnify ASI with respect to any obligations imposed under these statues, rules and regulations.

23. LAWS AND ORDINANCES

    FCI shall comply with all applicable laws, statutes, ordinances, rules and regulations including Federal, State and Municipal agencies authorities and departments relating to or affecting the work hereunder or any part thereof, and shall secure and obtain any and all permits, approvals, authorizations, licenses and consents as may be necessary in connection therewith.

24. MODIFICATION OF AGREEMENT

    This Agreement contains all the agreements and conditions under which the work is to be performed and no course of dealing or usage of the trade shall be applicable unless expressly incorporated in this Agreement. The terms and conditions contained in this Agreement shall not be added to, modified, amended, superseded or otherwise altered except by a written modification signed by authorized representatives of ASI's Procurement Department and FCI.

25. MODIFICATION OF SENSOR(S)

    FCI is authorized to make minor changes or substitution of equal or superior components in the Sensor(s); provided that; such changes or substitutions shall represent a mirror image of the original component which is the subject of this Agreement and shall not affect the Sensor's functional characteristics, performance, configuration, serviceability, reliability, maintenance, including interchangeability and availability of spare parts, or cause an increase in the Agreed price or affect the delivery schedule, and further provided that such changes or substitutions have been approved in writing by an officer of ASI after a suitable testing period, not to exceed six (6) months.


26. NOTICE TO ASI OF LABOR DISPUTES

    A. Whenever FCI has knowledge that any actual or potential labor dispute is delaying, threatens to delay or may possibly delay the timely performance of this Agreement, FCI shall immediately give notice thereof, including all relevant information with respect thereto, to ASI, including what steps and measures FCI intends to take to avoid or settle said labor dispute and/or delays as to performance, including how long FCI estimates the dispute and/or delay may last.

    B. FCI shall insert the substance of this provision, including this PROVISION B, in any subcontracts hereunder. Each such subcontractor shall provide that in the event its timely performance is delayed, threatened by delay or may possibly be delayed by any actual or potential labor dispute, the subcontractor shall immediately notify FCI of all relevant information with respect to such dispute, including what steps and measures the subcontractor intends to take to avoid or settle the labor dispute and/or delays as to performance, including how long the subcontractor estimates the dispute and/or delay may last.

27. PATENT INDEMNITY BY SELLER

    A. FCI shall indemnify and hold harmless ASI, its customers and those for whom ASI may act, from and against all legal expenses which may be incurred as well as all damages, losses, expenses and costs which may be assessed against or borne by ASI by reason of any or all actions or proceedings charging infringement of the rights of others including any patent, trademark or copyright rights, by reason of the work performed hereunder.

    B. ASI shall give FCI prompt written notice of any action, claim or threat of an infringement suit, either oral or written, or the commencement of any infringement suit against ASI relating to the work performed hereunder by FCI.

    C. In the event ASI or FCI should become aware of any claim or potential claim, which FCI may have, institute or bring against any third party, anywhere in the world, with regard to a patent, trademark, trade secret or copyright infringement or potential infringement thereof, FCI agrees to diligently and expeditiously prosecute said claim on its behalf and that of ASI.

         FCI agrees to bear all costs and expenses, including all legal costs necessary to prosecute any claim or potential claim, with regard to any possible infringement action. ASI may, at its discretion, agree to prosecute said infringement on behalf of FCI, so as to protect its interest under the provisions of this agreement. In the event ASI undertakes the prosecution of said infringement claim, FCI agrees to reimburse ASI for all costs and expenses, including all legal expenses incurred by ASI in the prosecution of said infringement claim.

    D. FCI shall have the right to substitute (pursuant to PROVISION 25 above), for any such work or items or part thereof claiming to infringe the rights of others, non-infringing work or items which shall be equal or superior to the infringing work or items.

         1) If the use of any such work or items or any part thereof should be enjoined, FCI shall, at FCI's sole expense, take any of the following courses of action within 30 days:

         2) To procure for ASI the right to continue using such work or items; or

         3) To replace said work or items with equal or superior non-infringing work or items (pursuant to PROVISION 25 above); or

         4) To modify the work or items, so that it becomes non-infringing, provided such modified work or items shall be equal or superior to the infringing work or items (pursuant to PROVISION 25 above).

28. TAXES

    Unless prohibited by law or otherwise stated to the contrary in this Agreement, FCI shall pay and has included in the price of this Agreement, any Federal, State or Local Sales Tax, Transportation Tax, or other similar levy which is required to be imposed upon the work or items to be delivered, or by reason of their sale, or delivery and agrees to indemnify ASI as to same.


29. APPOINTMENT OF FCI AS AN AGENT OF ASI

    ASI hereby appoints FCI as its agent for the limited purpose of receiving the TSLC103 microchip(s) from Texas Instruments and for the testing of these microchips prior to the application of the Sensor chemistry for the Breath Alcohol Testing Industry and Market by applying power to the microchip(s), applying power to the LED and verifying sense and reference channel output.

    ASI also appoints FCI as its agent for testing of the same microchip(s) after the application of the Sensor chemistry to verify the response of the microchip(s) to ethanol at a range between .02 and .1 grams per 210 liters of air. ASI shall provide performance specifications for the acceptable range of this response.

30. WARRANTY

    A. FCI warrants that the Sensor(s) shall conform with ASI's requirements and specifications as set forth in ADDENDUM A, attached to this Agreement, and are completely free from defects in design, material and workmanship without limitation. FCI further warrants and represents that all Sensors purchased by ASI pursuant to this Agreement shall be of merchantable quality, free of defects and fit for the intended use of ASI.

    B. The warranty shall remain in effect for a period of one (1) year after date of sale to end user, or 24 months from date of sale to ASI, whichever occurs first.

    C. If within the warranty period any defect covered by this warranty appears:

         1)   ASI shall bond the defective parts for the inspection of FCI.

         2) ASI shall notify FCI in writing of the Sensor(s) involved, and if known by ASI, set forth the nature of the defect which may be batched in monthly reports.

         3) Within thirty (30) days after receipt by FCI of the notification provided pursuant to PROVISION C(2) above, FCI shall provide to ASI, in writing, the following information:

              a) Acknowledgment of the notification given by ASI of the defect;
              b) The corrective action to be taken by FCI to remedy the defect;
              c)   Disposition instructions regarding the defective Sensor(s);
              d) With the advance approval of ASI, submit a proposed price reduction to this Agreement for ASI's consideration pursuant to PROVISION 4 below.

         4) Should FCI fail to comply with PROVISION C(3) above, the bonded Sensor(s) are deemed to be defective. ASI shall retain the defective Sensor(s), and an equitable adjustment of 120% of ASI's cost for the defective Sensor(s) will be made in the price for the defective parts, which may be offset against outstanding invoices or as a credit for future orders.

         5) In the event that the cause of the defect is determined to be outside FCI's control, this warranty will not apply.

    D. The aforesaid warranty shall survive acceptance and payment and shall run to ASI, its customers and the users of these Sensor(s) and shall not be deemed to be the exclusive rights of ASI but shall be in addition to the other rights of ASI under law and the terms of this Agreement.

    E. FCI warrants and represents that it presently has or will acquire sufficient general business liability insurance to cover the cost of the replacement of any shipment of the TI microchip(s) which FCI may have on its premises at any time. FCI further warrants and represents that during the term of this Agreement, it shall name ASI as an additional loss payee on its general business liability insurance for the limits of the value of any shipment of the TI microchip(s) (TSLC103), with the applied FCI polymer, located on FCI's premises.

         FCI will provide ASI with a copy of its aforementioned policy evidencing its liability limits and present a copy of same to ASI. In the event ASI, at its sole discretion, determines that the liability limits of FCI are insufficient to cover any microchip(s) shipment in the possession of FCI, ASI may require FCI to increase its liability limits to a level that ASI requests. Failure to do so on the part of FCI shall be deemed a material breach of this Agreement.

31. This Agreement is explicitly subject to qualification testing to the specifications in ADDENDUM A, to be performed by ASI. Additionally, this Agreement and Purchase Order #1258 are further subject to FCI providing the TI microchip(s) to ASI, which will have the polymer (Chem-Optic Absorption Sensor Technology) applied via automation and that all microchips will be uniform with regard to the polymer no later than three (3) weeks, or 21 days, following ASI delivering its approved Breath Delivery Tube assembly to FCI, so that ASI may conduct its qualification testing. In the event said microchip(s) has not been supplied to ASI by the aforementioned date, ASI shall have the right to cancel this Agreement and the aforementioned Purchase Order, unless the time for FCI to deliver the microchip(s) has been mutually extended by ASI and FCI.

    Subject to the above, ASI will, of course, only sign off and approve the Breath Deliver Tube assembly after consultation with FCI with regard to its suitability with FCI's technology.

32. The parties agree that in the event they subsequently learn that the Wave Guide Sensor chemistry and its application with regard to ASI's Breath Alcohol equipment is in fact patentable, they shall execute any and all documents necessary to convey and assign a fifty (50%) percent ownership interest in the patent of FCI's technology as it relates to the Breath Alcohol Testing industry and market.


IN WITNESS WHEREOF; the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.


ALCOHOL SENSORS INTERNATIONAL, LTD.    FCI ENVIRONMENTAL, INC.

/s/ John T. Ruocco                          /s/ Geoffrey F. Hewitt
Sr. Executive Vice President                Chief Executive Officer
November 8, 1996                            November 8, 1996